Exhibit 99

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

PRESS RELEASE

October 30, 2003

Avnet, Inc. Reports First Quarter Fiscal 2004 Results
Revenue Growth Accelerates

Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported revenue of $2.41 billion for its first quarter of fiscal year 2004, up 11% as compared with revenues of $2.17 billion in the prior year first quarter. Including restructuring and other charges recorded during the quarter as described below, the Company reported a net loss of $11.4 million, or $0.09 per share, in the first quarter of fiscal 2004. Excluding such charges, the Company reported net income of $10.8 million, or $0.09 per share. These results compare to a net loss of $0.5 million, or $0.00 per share in the first quarter of fiscal 2003.

Including restructuring and other charges, operating income was $8.4 million and excluding such charges operating income was $40.5 million in the first quarter of fiscal year 2004. These results, excluding restructuring and other charges, were double the operating income of $20.0 million in the prior year first quarter. Operating income margin in the first quarter of fiscal 2004 was 0.35% including restructuring and other charges, and was 1.68% excluding such charges. This compares to operating income margin of 0.92% in the prior year first quarter. The first quarter of fiscal 2004 represents the fifth straight quarterly year-over-year improvement in the enterprise’s operating income margin excluding certain charges. Due to the Company’s 52/53-week fiscal calendar, the results for the first quarter of fiscal year 2004 covered a fourteen-week period as compared with the normal thirteen weeks.

Commenting on the Company’s sales for the quarter, Chairman and Chief Executive Officer, Roy Vallee, stated: “Based upon our run-rate of turns business, that is business where incoming orders are eligible for immediate shipment, we estimate that the additional week in our first quarter accounted for about half, or 4 - 6%, of the sequential and year over year revenue growth. This would indicate that revenue growth accelerated independent of the extra week and that the markets we serve are beginning to strengthen.”

The Company generated free cash flow (as defined later in this release) during the first quarter of fiscal 2004 of approximately $53 million, primarily through cash generated from operations including further reductions in working capital. Of the $53 million of free cash flow generated during the first quarter of fiscal 2004, $16 million was added to cash and cash equivalents and $37 million was used to reduce debt.

Top line results for the Company’s two operating groups exceeded expectations for the summer quarter, driven by growing demand principally in the consumer and IT sectors. Electronics Marketing (EM) sales of $1.36 billion grew by over 8% sequentially, at the top end of the Company’s previously announced expectations, and by over 9% on a year-over-year basis. Much of this growth in EM resulted from rapid growth in the Asia region where first quarter fiscal year 2004 sales increased by nearly 27% sequentially and 65% year-over-year, significantly higher than expected. EM Asia grew to nearly 23% of EM total revenues, up from 19% in the June 2003 quarter. First quarter sales at Technology Solutions (TS) of $1.05 billion were up over 12% both sequentially and year-over-year, on expectations of sequential growth of 3% - 6%. This higher than expected revenue growth within TS was fueled most notably by stronger software sales and the effect of the fiscal calendar.

Due to growth in the lower gross margin EM Asia business and the computer products businesses of TS, coupled with a still weak pricing environment, consolidated gross profit margin declined sequentially from 13.5% in the prior fourth quarter of fiscal year 2003 to 12.8% in the first quarter of fiscal 2004. Gross profit margin at EM was lower both year-over-year and sequentially during the first quarter of fiscal 2004, accounting for the majority of this quarter’s consolidated gross profit margin decline. Despite substantial growth in the lower gross margin software business, TS improved gross profit margin slightly on a sequential basis.

Mr. Vallee noted: “Sales at both EM and TS were up sequentially and year-over-year by more than can be attributed to the extra week; and historically we would not expect a sequential increase in revenue during a summer quarter. We had strong performances by our TS group and our EM Asia business not only in terms of significant sales growth but also higher operating income dollars and margin on both a sequential and year-over-year basis.”

Primarily in connection with its previously announced $90 million cost reduction initiative, the Company recorded restructuring and other charges in the first quarter of fiscal year 2004 amounting to $32.2 million pre-tax ($17.3 million requiring the use of cash and $14.9 million of non-cash charges) and $22.2 million after-tax, or $0.18 per share. The charges included costs for severance ($9.4 million), reserves for non-cancelable lease commitments and write-downs of owned assets at facilities identified for consolidation ($10.9 million), write-downs of certain capitalized IT-related initiatives ($6.9 million) and other items, including the write-off of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September 2003 ($5.0 million).

Commenting on the Company’s operating results, Chairman and Chief Executive Officer, Roy Vallee, stated: “We experienced our best quarterly revenue performance in two years, partially aided by an extra week in the quarter. Sales at both EM and TS were up sequentially and year-over-year by more than can be attributed to the extra week; and historically we would not expect a sequential increase in revenue during a summer quarter. We had a strong performance by our TS group, and our EM Asia business continues to grow rapidly. While we still await broad, significant improvements in demand in the technology markets we serve, business conditions are recovering slowly.”

Chief Financial Officer, Ray Sadowski, noted: “The targeted cost reductions of approximately $90 million on an annualized basis are being implemented, and are on track. We expect to complete most of these cost reductions by the end of the third quarter of fiscal 2004. Further charges to be incurred in connection with the cost reductions, estimated to be in the range of $25 million to $35 million, will be recorded in future quarters. Our revenue performance during the quarter is evidence that these actions are not impacting the Company’s ability to retain and grow market share.”

Mr. Vallee further commented: “We generated over $50 million in free cash flow during the quarter, and managed to again improve our working capital productivity. Working capital, consisting of trade receivables plus inventory less accounts payable, at the end of the first quarter of fiscal year 2004 fell to an enterprise record 18.1% of annualized sales. Moreover, operating income dollars excluding restructuring and other charges increased 28% sequentially and 103% year-over-year as we reduced operating expenses as a percentage of sales to its lowest level in two years. This financial and operating performance is not only indicative of improving revenues, but also confirmation of the business model change brought about by our ‘Driving Value’ ROCE-based management initiative.”

Providing guidance on the second quarter of fiscal 2004, Mr. Vallee stated, “We expect TS revenues to grow by 7-12% sequentially due to seasonal factors and EM revenues are expected to be flat to up 2% sequentially. This should generate enterprise revenues of $2.475 - $2.550 billion, up sequentially despite the loss of a fiscal week as compared with the first quarter. With these revenues, we expect earnings of $0.17 - $0.20 per share excluding restructuring and other charges, or roughly double the first quarter results excluding the restructuring and other charges previously noted. This is a strong confirmation of the leverage that exists in our business model today and a testimony to the continuing work our team is doing to create shareholder value.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate”, “expect”, believe”, and “should”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the effects of additional actions taken to lower costs, the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, the second fiscal quarter’s typical seasonality, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2003. Avnet is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter are attached.

The Company’s determination of free cash flow referenced earlier is illustrated in the table below. Amounts for the three months ended October 4, 2003 are taken directly from the attached Statement of Cash Flows.

Quarter
Ended
10/4/03

Net cash flows provided from operating activities	$57.0
Purchases of property, plant and equipment	(7.8)
Cash proceeds from sales of property, plant and equipment	1.1
Acquisition of operations, net	(1.4)
Effect of exchange rates on cash and cash equivalents	3.1
Other, net financing activities	0.8

$52.8

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Avnet will present at the following investor conferences in November and December: The Lehman Brothers 2003 Semiconductor and Computer Systems Conference on November 18, 2003, the 2003 CSFB Technology Conference on December 2, 2003 and the Raymond James and Associates’ Annual IT Supply Chain Investor Conference on December 11, 2003. For a listing of conference details and how to access each available webcast, along with additional upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

\

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1)	FIRST QUARTERS ENDED

	OCT. 4,	SEPT. 27,
	2003 (1) (2)	2002 (2)

Sales	$2,407.6	$2,173.9
Loss before income taxes	(16.5)	(1.1)
Net loss	(11.4)	(0.5)
Net loss per share:
Basic	($0.09)	$—
Diluted	($0.09)	$—

EXCLUDING SPECIAL ITEMS	FIRST QUARTERS ENDED

	OCT. 4,	SEPT. 27,
	2003 (2)	2002 (2)

Sales	$2,407.6	$2,173.9
Income (loss) before income taxes	15.7	(1.1)
Net income (loss)	10.8	(0.5)
Net income (loss) per share:
Basic	$0.09	$—
Diluted	$0.09	$—

(1)	Fiscal 2004 first quarter results shown above include the impact of incremental restructuring and other charges recorded primarily in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Avnet Technology Solutions. These charges include severance costs, charges for consolidation of certain facilities, write-offs of certain capitalized IT-related initiatives and the write-off of remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September. These restructuring and other charges amounted to $32.2 million pre-tax (all of which is included in selling, general and administrative expenses), $22.2 million after-tax and $0.18 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring and other charges.

(2)	The quarter ended October 4, 2003 contained 14 weeks while the quarter ended September 27, 2002 contained 13 weeks.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED

	OCT. 4, 2003 (1) (2)

	REPORTED	RESTRUCTURING	ADJUSTED	SEPT. 27,
	RESULTS	AND OTHER CHGS.	RESULTS	2002 (2)

Sales	$2,407,650	$—	$2,407,650	$2,173,890
Cost of sales	2,098,553	—	2,098,553	1,876,271

Gross profit	309,097	—	309,097	297,619
Selling, general and administrative expenses	300,705	(32,153)	268,552	277,666

Operating income (loss)	8,392	32,153	40,545	19,953
Other income, net	2,303	—	2,303	5,938
Interest expense	(27,158)	—	(27,158)	(27,031)

Income (loss) before income taxes	(16,463)	32,153	15,690	(1,140)
Income tax provision (benefit)	(5,104)	9,967	4,863	(652)

Net income (loss)	($11,359)	$22,186	$10,827	($488)

Net earnings (loss) per share:
Basic	($0.09)	$0.18	$0.09	$—

Diluted	($0.09)	$0.18	$0.09	$—

Shares used to compute earnings (loss) per share:
Basic	119,597	119,597	119,597	119,420

Diluted	119,597	119,597	119,597	119,420

(1)	Fiscal 2004 first quarter results shown above include the impact of incremental restructuring and other charges recorded primarily in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Avnet Technology Solutions. These charges include severance costs, charges for consolidation of certain facilities, write-offs of certain capitalized IT-related initiatives and the write-off of remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September. These restructuring and other charges amounted to $32.2 million pre-tax (all of which is included in selling, general and administrative expenses), $22.2 million after-tax and $0.18 per diluted share.

(2)	The quarter ended October 4, 2003 contained 14 weeks while the quarter ended September 27, 2002 contained 13 weeks.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCT. 4,	JUNE 27,
	2003	2003

Assets:
Current assets:
Cash and cash equivalents (1)	$411,068	$395,467
Receivables, net	1,534,868	1,471,806
Inventories	1,109,168	1,097,580
Other	152,966	161,237

Total current assets	3,208,070	3,126,090
Property, plant & equipment, net	232,913	250,412
Goodwill	859,095	857,110
Other assets	258,303	265,939

Total assets	4,558,381	4,499,551

Less liabilities:
Current liabilities:
Borrowings due within one year	150,829	187,656
Accounts payable	927,693	802,039
Accrued expenses and other	296,152	316,355

Total current liabilities	1,374,674	1,306,050
Long-term debt, less due within one year	1,274,206	1,278,399
Other long-term liabilities	68,193	82,580

Total liabilities	2,717,073	2,667,029

Shareholders’ equity	$1,841,308	$1,832,522

(1)	At October 4, 2003 and June 27, 2003, cash and cash equivalents include $36.5 million and $78.5 million of restricted cash held in an escrow account. This cash was used to repay the remaining $41.0 million in principal outstanding on the 6.45% Notes due August 15, 2003 and will be used to repay the remaining $29.9 million in principal outstanding on the 8.20% Notes due October 17, 2003 plus the remaining interest payments on this debt through its maturity.

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCT. 4,	SEPT. 27,
	2003	2002

Cash flows from:
Operations:
Net loss	($11,359)	($488)
Add non-cash and other reconciling items:
Depreciation and amortization	18,406	24,837
Deferred taxes	(1,562)	(3,421)
Other, net	25,254	6,534

	30,739	27,462
Receivables	(58,431)	69,656
Inventories	(1,268)	139,338
Payables, accruals and other, net	86,020	(92,456)

Net cash flows provided from operating activities	57,060	144,000

Financing:
Reduced drawings under accounts receivable securitization program	—	(100,000)
Repayment of notes	(40,859)	—
Proceeds from (repayment of) commercial paper and bank debt, net	3,621	(15,897)
Proceeds from other debt, net	32	656
Other, net	753	(5)

Net cash flows used for financing activities	(36,453)	(115,246)

Investing:
Purchases of property, plant, and equipment	(7,757)	(17,309)
Cash proceeds from sales of property, plant and equipment	1,052	5,542
Acquisition of operations, net	(1,448)	(1,042)

Net cash flows used for investing activities	(8,153)	(12,809)

Effect of exchange rates on cash and cash equivalents	3,147	(1,970)

Cash and cash equivalents:
increase	15,601	13,975
at beginning of year	395,467	159,234

at end of period	$411,068	$173,209

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED

	OCT. 4,	SEPT. 27,
	2003	2002

SALES
Electronics Marketing	$1,357.9	$1,241.8
Technology Solutions	1,049.7	932.1

Consolidated	$2,407.6	$2,173.9

OPERATING INCOME (LOSS)
Electronics Marketing	$33.4	$14.7
Technology Solutions	18.3	10.5
Corporate	(11.1)	(5.2)

Consolidated Before Restructuring and Other Charges	40.6	20.0
Restructuring and Other Charges	(32.2)	—

Consolidated	$8.4	$20.0